John Stetson
347 N New River Dr. East #809
Fort Lauderdale, FL 33301

February 6, 2015

Mr. Doug Croxall
Chairman & CEO
Marathon Patent Group
11100 Santa Monica Blvd
Suite 380
Los Angeles, CA 90025

Dear Doug,

Please accept this letter as notice of my resignation from my position as Secretary, Executive Vice President, and Director of Marathon Patent Group. My last day of employment and member of the Board of Directors will be February 6, 2015.

I am confident now with the $50,000,000 in strategic financing, the company is fully funded and can execute on its business plan going forward. It has been a pleasure building Marathon from the ground floor up with you over the past 2 ½ years and wish you and the team continued success. I will remain a large shareholder and will always be accessible to the company in the future.

Sincerely,

John Stetson